Exhibit 10.1

ASSET PURCHASE AGREEMENT

among

CLOSE COMMS LIMITED,

THE STOCKHOLDERS OF CLOSE COMMS LIMITED

and

MPHASE TECHNOLOGIES, INC.

dated as of May 11, 2020

i

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of May 11, 2020, is entered into by and among CloseComms Limited, a United Kingdom private limited company (“Seller”), each of the stockholders of the Seller (collectively, the “Stockholders” and each a “Stockholder”), and mPhase Technologies, Inc., a New Jersey corporation (“Buyer”).

Recitals

WHEREAS, Seller is engaged directly and indirectly in the business of technology-based software solutions (the “Business”); and

WHEREAS, Seller wishes to sell, assign and convey to Buyer, and Buyer wishes to purchase from Seller, all of the assets owned, used or held by use by or on behalf of the Seller in connection with the Business, other than Excluded Assets (as defined below), and assume certain specified liabilities of the Business, in each case, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

For purposes of this Agreement, the following terms have the meanings specified or referred to in this ARTICLE I:

“Accounts Receivable” has the meaning set forth in Section 2.01(b).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Bill of Sale, Intellectual Property Assignments, Transition Services Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Assigned Contracts” has the meaning set forth in Section 2.01(d).

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“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Benefit Plans” has the meaning set forth in Section 2.02(c).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(k).

“Business” has the meaning set forth in the recitals.

“Business Copyrights” has the meaning set forth in Section 4.11(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the state of New York or in the United Kingdom are authorized or required by Law to be closed for business.

“Business Intellectual Property” means all Intellectual Property used, held for use, or intended to be used, in connection with the Business, and includes Business Patents, Business Marks, Business Copyrights and Trade Secrets of the Business.

“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used, held for use or intended to be used (including through cloud-based or other third-party service providers) in the conduct of the Business.

“Business Marks” has the meaning set forth in Section 4.11(a).

“Business Patents” has the meaning set forth in Section 4.11(a).

“Business Software” means software (including source code, object code, application programming interfaces, data files, databases and other software-related specifications and documentation) used, held for use or intended to be used in the Business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Fundamental Representations” has the meaning set forth in Section 3.03(c)(i).

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

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“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 2.05.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” has the meaning set forth in Section 7.05(d).

“Disclosure Schedules” means the Disclosure Schedules dated as of the date hereof, attached hereto and delivered by Seller concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Employees” has the meaning set forth in Section 2.02(b).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Family Member” means, with respect to any specified Person, such Person’s spouse, lineal ancestors or descendants (including parents, children, grandparents and grandchildren), siblings, aunts and uncles, including, in each case, adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Financial Statements” has the meaning set forth in Section 4.04.

“GAAP” means the U.K. generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any national, federal, state, provincial, local, foreign or other government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered, issued, made or rendered by or with any Governmental Authority.

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“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Marks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Marks, all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (g) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Business Intellectual Property.

“Intellectual Property Assignment” has the meaning set forth in Section 3.02(a)(ii).

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Inventory” has the meaning set forth in Section 2.01(c).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any Stockholder or any director or officer of Seller, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order, or other requirement or rule of law enacted, entered, promulgated or issued by any Governmental Authority.

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“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Leases” has the meaning set forth in Section 4.10(b).

“Liabilities” means any and all claims, Losses, assessments, debts, liabilities, obligations or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, due or to become due, determined or determinable, absolute or contingent, accrued or unaccrued, matured or unmatured and regardless of whether arising out of or based upon any Contract, Law, tort, strict liability or otherwise.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, Governmental Orders, interest, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’, accountants’ and other experts’ fees and the cost of enforcing any right to indemnification hereunder, other litigation costs and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the Purchased Assets, or (c) the ability of Seller or any Stockholder to consummate the transactions contemplated hereby on a timely basis or to perform their respective obligations hereunder.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Customers” has the meaning set forth in Section 4.13(a).

“Material Suppliers” has the meaning set forth in Section 4.13(b).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights or privileges obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

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“Related Parties” means, with respect to any specified Person: (a) any current or former Affiliate of such specified Person, (b) any current or former director, officer, partner, manager, managing member or similar capacity of such specified Person; (c) any Family Member of such specified Person; or (d) any other Person who holds, individually or together with any Affiliate of such other Person and any Family Member(s) of such Person, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Consents” has the meaning set forth in Section 6.06(c).

“Restricted Business” has the meaning set forth in Section 6.05(a).

“Restricted Period” has the meaning set forth in Section 6.05(a).

“Reviewed Financial Statements” has the meaning set forth in Section 4.04.

“Seller” has the meaning set forth in the preamble.

“Seller Fundamental Representations” has the meaning set forth in Section 3.03(b)(i).

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Tangible Personal Property” has the meaning set forth in Section 2.01(g).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Third Party IP” has the meaning set forth in Section 4.11(b)(iv).

“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(iii).

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ARTICLE II
Purchase and Sale

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred and delivered, to Buyer, and Buyer shall purchase, free and clear of any Encumbrances other than Permitted Encumbrances, all of the right, title and interest in, to and under all of the assets, properties, business and rights of every kind and nature, whether real, personal or mixed, directly or indirectly owned by Seller, any Stockholder or any of their respective Affiliates, or to which Seller, any Stockholder or any of their respective Affiliates, is directly or indirectly entitled, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used, held for use or intended to be used in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) cash and cash equivalents;

(b) all accounts or notes receivable, and any security, claim, remedy or other right related to any of the foregoing and all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees (“Accounts Receivable”);

(c) all inventory, merchandise, finished goods, raw materials, work in progress, packaging, labels, supplies, parts and other inventories and any prepaid deposits for the same (“Inventory”);

(d) all Contracts, including Material Contracts, Leases and Intellectual Property Agreements (the “Assigned Contracts”);

(e) all Leased Real Property and Leases;

(f) all Business Intellectual Property;

(g) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(h) all Permits used in the Business as currently conducted or for the ownership and use of the Purchased Assets;

(i) all rights to any Actions, rights of recovery and rights of setoff of any kind or nature (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof) related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(j) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales and promotional material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Business Intellectual Property, other than books and records listed in Section 2.02(d) (“Books and Records”);

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(l) all goodwill and the going concern of the Business; and

(m) any and all other assets, properties, rights or claims of any kind or nature which relate to, or are used, held for use or intended to be used in connection with, the Business.

Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) certain cash credits in the amount not to exceed £131,000, which shall only become payable by Buyer to Seller upon actual receipt of such amount in full in the bank account of Buyer;

(b) all employees, consultants and independent contractors of Seller, any Stockholder or any of their Affiliates (the “Employees”);

(c) all benefit, retirement, pension, incentive and other similar plans or programs (the “Benefit Plans”);

(d) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain; and

(e) the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) the unpaid tax liability of approximately £75 as of 4/23/20, which shall include all anticipated outstanding monthly expenses of the Seller as set forth on Exhibit A hereto; and

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(b) Seller agrees that it will continue to be the development partner of mPhase for a minimum of One (1) year, meaning that: (i) Seller will maintain full continuity of business operations consistent with past business activity; and (ii) Seller will receive employment agreements from mPhase Technologies, Inc. or Buyer at the option of mPhase Technologies, Inc. or Buyer, as part of the bargained for exchange which are presently in place and previously provided by Chris Smith on April 1, 2020 to be listed on Exhibit A. Accordingly, mPhase will fund all agreed-upon expenses, including an initial tranche of operating capital equal to Fifty Thousand (£50,000) Sterling. All available government incentives will offset the obligations of mPhase to fund the agreed-upon expenses, expected to cover approximately 80% of anticipated agreed-upon expenses; and the remainder shall be paid directly by Buyer. All intellectual property developed by mPhase, the Buyer and the Seller will be owned 100% by mPhase. Seller agrees that neither it, nor any management or staff, will compete against mPhase or the Buyer.

Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the foregoing, the following Liabilities shall constitute Excluded Liabilities:

(a) all Liabilities related to or arising out of the ownership, operation or conduct of the Business or the Purchased Assets prior to the Closing;

(b) all Liabilities related to the Excluded Assets;

(c) all Liabilities related to any violation of applicable Law by Seller, any Stockholder or any of their Affiliates;

(d) all Liabilities in respect of any pending, threatened or contingent Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets, prior to the Closing;

(e) all Liabilities in respect of breaches of the Assigned Contracts;

(f) any indebtedness of Seller, any Stockholder or any of their Affiliates or Related Parties;

(g) all Liabilities in respect of the Employees or Benefit Plans.

Section 2.05 Purchase Price. In consideration for the Purchased Assets, at the Closing, Buyer agrees to issue to Seller 2,666,666 shares of restricted common stock par value .01 (the “Common Stock”) in Buyer, free and clear of all Encumbrances, other than Permitted Encumbrances. Upon issuance by Buyer of the Common Stock constituting the Purchase Price to Seller, such Common Stock shall be duly authorized and validly issued.

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Section 2.06 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.07 Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.07 to the contrary, Buyer shall not be deemed to have waived its rights under Section 3.03 unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

ARTICLE III
Closing

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place, after all of the conditions to Closing set forth in Section 3.03 are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by exchange of documents and signatures (or their electronic counterparts), at 10:00 AM Eastern Time, on May 8, 2020, or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”, which will regardless have an effective date of May 11, 2020.

Section 3.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(i) a bill of sale in the form of Exhibit B hereto (the “Bill of Sale”), duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer and effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(ii) an assignment in the form of Exhibit C hereto (the “Intellectual Property Assignment”), duly executed by Seller or applicable Stockholder, transferring all of such Person’s right, title and interest in and to the Business Intellectual Property to Buyer;

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(iii) the Transition Services Agreement in the form of Exhibit D hereto (the “Transition Services Agreement”) and duly executed by Seller;

(iv) a certificate, duly executed by Seller, certifying as to the matters set forth in Section 3.03(b)(i)-(iii);

(v) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) duly executed by each Stockholder and Seller that such Person is not a foreign person within the meaning of Section 1445 of the Code;

(vi) the Books and Records; provided, that any Books and Records that are located at any of the Leased Real Property shall be deemed delivered for purposes hereof;

(vii) the Required Consents in form and substance reasonably acceptable to Buyer;

(viii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Purchase Price by issuance of a stock certificate or held electronically by the transfer agent to Seller;

(ii) the Bill of Sale duly executed by Buyer;

(iii) the Transition Services Agreement duly executed by Buyer; and

(iv) a certificate, duly executed by Buyer, certifying as to the matters set forth in Section 3.03(c)(i)-(ii).

Section 3.03 Conditions to Closing.

(a) Conditions to Parties’ Obligations. The obligations of each party hereto to consummate the Closing are subject to the satisfaction (or waiver by such applicable party in writing to the extent permitted by Law) of the following conditions as of the Closing Date:

(i) No Governmental Order or applicable Law shall have been entered, enacted or promulgated and be in effect that would prevent the performance of, declare or make unlawful, or cause rescinded, this Agreement or the consummation of the transactions contemplated hereby.

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(b) Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the Closing are subject to the satisfaction (or waiver by Buyer in writing to the extent permitted by Law) of the following conditions as of the Closing Date:

(i) Each of the representations and warranties made by Seller and Stockholders in ARTICLE IV (A) that are qualified by “material,” “materiality,” or “Material Adverse Effect” (or any correlative term) or that otherwise contained in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority), Section 4.09 (Condition and Sufficiency of Assets) and Section 4.19 (Brokers) (collectively, “Seller Fundamental Representations”) shall be true and correct in all respects, as of the date hereof and the Closing Date, other than representations and warranties made as of a particular date (in which case such representations and warranties shall be true and correct in all respects as of such date) and (B) other than those described in the preceding clause (A) shall be true and correct, in all material respects, as of the date hereof and the Closing Date other than representation and warranties made as of a particular date (in which case such representations and warranties shall be true and correct, in all material respects, as of such date);

(ii) Seller and each of the Stockholders shall have performed in all material respects all of the covenants and agreements that are required to be performed by such Person under this Agreement at or prior to the Closing;

(iii) There shall not have been any Material Adverse Effect since the date of this Agreement;

(iv) Buyer shall have received the financial statements of Seller as of and for the periods ended September 30, 2019 and December 31, 2019, which such statements shall be reasonably acceptable to Buyer; and

(v) Seller shall have delivered all of the Closing deliveries set forth in Section 3.02(a).

(c) Conditions to Seller’s and Stockholders’ Obligations. The obligations of Seller and each Stockholder to consummate the Closing are subject to the satisfaction (or waiver by Seller in writing to the extent permitted by Law) of the following conditions as of the Closing Date:

(i) Each of the representations and warranties made by Buyer in ARTICLE V (A) that are qualified by “material,” “materiality,” or “material adverse effect” (or any correlative term) or that are otherwise contained in Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer) and Section 5.04 (Brokers) (collectively, “Buyer Fundamental Representations”) shall be true and correct in all respects, as of the date hereof and the Closing Date, other than representations and warranties made as of a particular date (in which case such representations and warranties shall be true and correct as of such date), and (B) other than those described in the preceding clause (A) that are not qualified by “material,” “materiality,” or “material adverse effect” (or any correlative term) shall be true and correct, in all material respects, as of the date hereof and the Closing Date other than representation and warranties made as of a particular date (in which case such representations and warranties shall be true and correct, in all material respects, as of such date);

(ii) Buyer shall have performed in all material respects all of the covenants and agreements that are required to be performed by it under this Agreement at or prior to the Closing.

(iii) Buyer shall have delivered all of the Closing deliveries set forth in Section 3.02(b).

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ARTICLE IV
Representations and warranties of seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller and each of the Stockholders, jointly and severally represent and warrant to Buyer as follows:

Section 4.01 Organization and Qualification of Seller. Seller is a Private Limited Company duly organized, validly existing and in good standing under the Laws of the United Kingdom and has full requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.02 Authority.

(a) Seller has full corporate power and authority to enter into this Agreement and each Ancillary Document to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by all other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

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(b) Each Stockholder has full legal capacity, right, power and authority to enter into this Agreement and each Ancillary Document to which such Stockholder is a party, to carry out his, her or its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each such Stockholder of this Agreement and any Ancillary Document to which such Stockholder is a party, the performance by such Stockholder of his, her or its obligations hereunder and thereunder and the consummation by such Stockholder of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder, and (assuming due authorization, execution and delivery by all other parties hereto) this Agreement constitutes a legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms. When each Ancillary Document to which such Stockholder is or will be a party has been duly executed and delivered by such Stockholder (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms. The Stockholders parties hereto are all of the holders of the capital stock of the Seller, and other than the execution by each Stockholder party hereto of this Agreement, no other action is required to be taken by the Seller or any Stockholder in order to authorize and approve the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. Seller has provided to Buyer true, correct and complete copies of the governing documents of the Seller.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller and each Stockholder of this Agreement and the Ancillary Documents to which they are party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the governing documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, any Stockholder, the Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller or any Stockholder is a party or by which Seller, any Stockholder or the Business is bound or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or any Stockholder in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04 Financial Statements.

(a) True, correct and complete copies of the reviewed financial statements consisting of the balance sheet of the Business as at December 31 in each of the years 2017, 2018 and 2019 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Reviewed Financial Statements”), and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six- month period then ended (the “Interim Financial Statements” and together with the Reviewed Financial Statements, the “Financial Statements”) are attached to Section 4.04 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2019 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

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(b) The books of account and other financial records of the Business: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of the Seller, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

(c) Neither the Seller nor any Stockholder has entered, as it relates to the Business, into any securitization transactions, off-balance sheet arrangements, synthetic leases, sale/leaseback arrangements or arrangements providing for the factoring of receivables or entered into any transaction involving the use of special purposes entities for any of the foregoing. The revenue recognition policies of the Business and the application of those policies are in compliance with GAAP and applicable Law.

(d) Neither the Seller nor any Stockholder has received any written correspondence from any independent accounting firm that has conducted a review or audit of the financial statements for the Seller or the Business that identifies any “material weakness” or “significant deficiency” with respect to the accounting practices, procedures or policies of, or internal accounting controls employed by, Seller or the Business.

Section 4.05 Undisclosed Liabilities. There are no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, (a) the Business has been conducted in the ordinary course of business consistent with past practice, (b) there has not been any event, occurrence, fact, condition or change that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) no action was taken or was omitted to be taken, which would, if occurring after the date hereof, require Buyer’s consent under, or otherwise would constate a breach of, Section 6.01.

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Section 4.07 Material Contracts.

(a) Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller or any Stockholder is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, being “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of £30,000, or requiring performance by any party for a period of more than one (1) year from the date hereof, and which, in each case, cannot be cancelled without penalty or a fee on less than 60 days’ notice;

(ii) all Contracts that relate to the acquisition or disposition of any business, stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of £30,000;

(iii) all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iv) all Contracts that provide for the indemnification of any Person or the assumption of any Liability of any Person;

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) all Contracts relating to indebtedness (including, without limitation, guarantees);

(vii) all Contracts or Permits with or granted by any Governmental Authority;

(viii) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix) any Contract that contains an exclusivity, most favored nations, non-competition or non-solicitation provisions;

(x) all joint venture, partnership or similar Contracts;

(xi) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets, other than Inventory in the ordinary course of business

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(xii) all powers of attorney with respect to the Business or any Purchased Asset;

(xiii) all Contracts between or among Seller, on the one hand, and any Stockholder, its or Seller’s Affiliates or Related Parties, on the other hand;

(xiv) all contracts with Material Customers and Material Suppliers;

(xv) all Leases;

(xvi) all Intellectual Property Agreements; and

(xvii) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b) Each Material Contract is valid and binding on the parties thereto accordance with its terms and is in full force and effect. None of Seller, Stockholders or any of their Affiliates or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets. Seller has not received any notice, and has no reason to believe, that any of the counterparties to Material Contracts have ceased, or intend to cease or otherwise terminate or materially reduce its relationship with the Business.

Section 4.08 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) liens for Taxes not yet due and payable;

(b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice as to which there is no default on the part of Seller, any Stockholder or any of their Affiliates, and which are not, individually or in the aggregate, material;

(c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property which do not prohibit or interfere with the current use of any Leased Real Property or any improvements thereon; or

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(d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice that will be satisfied in full at Closing.

Section 4.09 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets (a) include all assets, properties and rights used, held for use or intended to be used for the conduct of the Business as it is currently conducted, other than the assets, properties and rights that are Excluded Assets and (b) taken as a whole, are sufficient to permit Buyer to conduct the Business immediately following the Closing in substantially the same manner as conducted immediately prior to the Closing in the ordinary course of business consistent with past practice. The Seller or the applicable Stockholder has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Purchased Assets to Buyer without penalty or other adverse consequences. Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, Buyer will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of Seller or applicable Stockholder in the Purchased Assets, free and clear of any Encumbrances, other than Permitted Encumbrances, and without incurring any penalty or other adverse consequence, including any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

Section 4.10 Real Property.

(a) None of Seller, any Stockholder or any of their Affiliates owns any real property used, held for use, intended to be used, or otherwise related to the Business.

(b) Section 4.10(b) of the Disclosure Schedules sets forth a list of all real property leased by or on behalf of Seller, any Stockholder or any of their Affiliates that is used, held for use, intended to be used, or otherwise related to the Business (collectively, the “Leased Real Property”), and a list of all leases for each Leased Real Property (collectively with any amendments and modifications thereto, the “Leases”) including the expiration date of each such lease, and the address and the use thereof.

(c) Seller has not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code violation or other moratorium proceedings, or similar matters. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(d) The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as currently conducted.

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(e) To the extent that the buildings and other improvements located upon or used in connection with the Leased Real Property are operated by the Business, such buildings and other improvements are operated in conformity in all material respects with all applicable Laws and regulations and are in reasonably good condition and repair, except for reasonable wear and tear. The Business has not exercised or given any notice of exercise, nor, to the Knowledge of Seller, has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any Lease.

Section 4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedules contains a true, correct and complete list of all active and pending (i) Patents owned or filed in or issued in connection with the Business (the “Business Patents”), (ii) Marks owned or filed in or issued in connection with the Business (the “Business Marks”) and (iii) registered Copyrights owned or filed in or issued in connection with the Business (the “Business Copyrights”), in each case including, to the extent applicable, the date of filing, issuance or registration, the filing, issuance or registration number and the country or jurisdiction where the filing, issuance or registration was made.

(b) Except as set forth on Section 4.11(b) of the Disclosure Schedules:

(i) Seller exclusively owns the Business Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances;

(ii) all active Business Intellectual Property that has been issued by, or registered with, or the subject of a pending application filed with an applicable copyright registration office or agency anywhere in the world, are registered in the name of Seller, and, to the Knowledge of Seller, all Business Intellectual Property is valid and enforceable;

(iii) no active Business Patent has been or is now involved in any reissue, re examination, inter-partes review, post-grant review, or opposition proceeding;

(iv) there are no pending or threatened claims in writing against Seller, any Stockholder or any of their Affiliates alleging that the operation of the Business infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (the “Third Party IP”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP or that any of the Business Intellectual Property is invalid or unenforceable;

(v) None of Seller, any Stockholder or any of their Affiliates has any obligation to compensate any Person for the use of any Intellectual Property other than off-the-shelf commercial software; there is no Contract to indemnify any other Person against any claim of infringement or misappropriation of any Intellectual Property; there are no settlements, covenants not to sue, consents or Governmental Orders or similar obligations that: (A) materially restrict the Business’s rights to use any Business Intellectual Property, (B) materially restrict the Business, in order to accommodate a third party’s Intellectual Property, or (C) permit third parties to use any Business Intellectual Property;

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(vi) Seller has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees and contractors for their use;

(vii) all Employees who have participated in the development of any material Business Intellectual Property have executed written instruments with Seller that assign to Seller all rights, title and interest in and to any and all such Business Intellectual Property arising out of such Person’s employment by, engagement by or contract with Seller or on behalf of Seller;

(viii) to the Knowledge of Seller, there is no, nor has there been any, infringement, misappropriation or similar violation by any Person of any of the Business Intellectual Property or the rights therein or thereto;

(ix) Seller and Stockholders have taken commercially reasonable security measures to protect the confidentiality and value of all Trade Secrets of the Business;

(x) the Business uses reasonable industry standard methods to detect and prevent viruses and software routines designed to permit unauthorized access, disable or erase software, hardware or data, or perform any other similar actions that may be present in the Business Software and correct or remove such viruses and subroutines; to the Knowledge of Seller, the Business Software does not contain any “viruses”, “worms”, “time bombs”, “key-locks”, or any other devices created that could disrupt or interfere with the operation of the Business Software or equipment upon which the Business Software operates, or the integrity of the data, information or signals produced by the Business Software;

(xi) Seller has not, directly or indirectly, (A) granted any current or contingent rights, licenses or interests in or to any source code of any of the Business Software, and (B) provided or disclosed any source code of any Business Software to any Person;

(xii) (A) none of the Business Software was developed with or contain, incorporate, link or call to, are distributed with, or otherwise use any Open Source Software, and (B) the development of any Business Software with any such Open Source Software, and the incorporation, linking, calling, distribution or other use in, by or with any such Business Software of any such Open Source Software, does not obligate Seller or any Stockholder to disclose, make available, offer or deliver any portion of the source code of such Business Software or component thereof to any third party other than the applicable Open Source Software; and

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(xiii) (A) The Business IT Systems are sufficient in all material respects to operate the Business and Seller owns or has valid and enforceable rights to use the Business IT Systems; (B) Seller has in place commercially reasonable backup and disaster recovery plans, procedures and facilities for the Business and has taken all commercially reasonable steps to safeguard the Business IT Systems, including the use of commercially available antivirus software with the intention of protecting the Business IT Systems from becoming infected by viruses and other harmful code; (C) there have been no unauthorized intrusions or breaches of the security of the Business IT Systems or infections by viruses or other harmful code; and (D) the Business IT Systems are fully functional and operate in a reasonable manner and there has not been any material malfunction with the Business IT Systems that has not been remedied or replaced in all material respects.

Section 4.12 Accounts Receivable. The Accounts Receivable of the Business (a) have arisen from bona fide transactions in the ordinary course of business consistent with past practice, (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice and (c) are collectible in full within 90 days after billing. The reserve for bad debts shown on the Balance Sheet has been determined in accordance with GAAP, consistently applied. Since the Balance Sheet Date, Seller has collected the Accounts Receivable in the ordinary course of business consistent with past practices, and has not, directly or indirectly, accelerated any such collections. There are no Accounts Receivable or loans receivable from any Person which is affiliated with Seller, any Stockholder, or any of their respective directors or officers or Affiliates. All accounts payable and accrued expenses of the Business arose in bona fide arm’s length transactions in the ordinary course of business consistent with past practices, and no such account payable or accrued expense is delinquent in its payment by more than (30) days. Since the Balance Sheet Date, the Business has paid its accounts payable in the ordinary course of business consistent with past practices, and has not materially delayed any such payments. There are no accounts payable to any Person which is affiliated with Seller, any Stockholder, or any of their respective directors or officers or Affiliates.

Section 4.13 Customers and Suppliers.

(a) Section 4.13(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $1,000 for the most recent twelve month period (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods.

(b) Section 4.13(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $1,000 for the most recent twelve month period (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods.

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Section 4.14 Insurance. Section 4.14 of the Disclosure Schedules sets forth (a) a true, correct and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history under such Insurance Policies. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (i) are in full force and effect and enforceable in accordance with their terms; (ii) are provided by carriers who are financially solvent; and (iii) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.15 Legal Proceedings; Governmental Orders.

(a) There are no, and at all times during the past three (3) years there have not been any, Actions pending or, to Seller’s Knowledge, threatened against or by Seller, any Stockholder or any of their Affiliates (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no, and at all times during the past three (3) years there have not been, any outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.16 Compliance With Laws; Permits. To the extent related to the Business:

(a) Seller and each Stockholder has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b) All Permits necessary to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.16(b) of the Disclosure Schedules lists all current Permits issued which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Permit.

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(c) Seller and each Stockholder and, to the Knowledge of Seller, all third parties acting on behalf of the Business that has or has had access to any personally identifiable information collected by or on behalf of the Business, comply, and have always complied, with all (i) all applicable Laws (including the European General Data Protection Regulation all other applicable privacy Laws and directives of any jurisdictions outside of the United States), guidance and best practices, (ii) internal and public-facing privacy, data handling and/or security policies of the Business, and (iii) applicable published industry standards relating to (x) the privacy of users of any web properties, products and/or services of the Business; and (y) the collection, use, storage, retention, disclosure, transfer, disposal, or any other processing of any personally identifiable information collected or used by the Business and/or by third parties having access to such information.

(d) Seller and each Stockholder is and has been in compliance in all material respects with the CAN-SPAM Act and all other legislation regulating the transmission of commercial email, and no claims with respect thereto have been asserted. None of the products or services of the Business install “spyware,” “adware” or other malicious code that could compromise the privacy or data security of end-users and/or their computer systems and/or collect information from an end user without their knowledge, and no claims with respect thereto have been asserted.

(e) No claims have been asserted alleging unfair and/or deceptive marketing practices of the Business or any third party marketing the Business’s products or services.

(f) Seller and each Stockholder is and has been in compliance in all material respects with all Laws relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), or concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any hazardous materials.

Section 4.17 Taxes.

(a) All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. Other than as set forth in Section 2.03 hereof, all Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

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(b) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e) Seller is not a party to any Action by any taxing authority. Other than as set forth in Section 2.03 hereof, there are no pending or threatened Actions by any taxing authority.

(f) There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h) Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i) None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(j) None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 4.18 Transactions with Affiliates. Seller is not a party to any Contract or other business arrangement or business relationship with any Stockholder or any of its or their Affiliates or Related Parties with respect to the Purchased Assets or operation of the Business. No Stockholder or any of its or Seller’s Affiliates or Related Parties owns any property or right, tangible or intangible, that is used in the operation of the Business, or is a party to any Contract or other business arrangement or business relationship with respect to the Purchased Assets or operation of the Business.

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Section 4.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller, any Stockholder or any of their Affiliates.

Section 4.20 Securities Laws. Each Stockholder is an “accredited investor” within the meaning of Rule 501 under the Securities Act. Each Stockholder is acquiring its portion of the Purchase Price for its own account and the Purchase Price is being, and will be, acquired by Seller for the purpose of investment and not with a view to distribution or resale thereof. Purchase Price has no present intention of selling, granting any participation in, or otherwise distributing any portion of the Purchase Price and does not presently have any Contract with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any portion of the Purchase Price. Each Stockholder acknowledges that it is able to bear the economic risk of the Purchase Price, and has such knowledge and experience in financial or business matters that such Stockholder is capable of evaluating the merits and risks of the Purchase Price. Seller has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary, in conjunction with the representations and warranties contained in ARTICLE V, to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Each Stockholder understands that (a) the Common Stock has not been, and will not be, registered under the Securities Act, (b) the Common Stock issued as the Purchase Price is “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, each Stockholder must hold the Purchase Price indefinitely unless such Common Stock is registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available, (c) Buyer has no obligation to register or qualify the Purchase Price and, if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Purchase Price, and on requirements relating to Buyer which are outside of Stockholders’ control, and which Buyer is under no obligation and may not be able to satisfy, (d) this offering of the Purchase Price is not intended to be part of the public offering, and that no Stockholder will be able to rely on the protections of the Securities Act, and (e) the Purchase Price is subject to a restriction on transfer for one (1) year following the Closing Date and additional restrictions on transfer, and Stockholders will be bound by other obligations with respect to the Purchase Price.

ARTICLE V

Representations and warranties of buyer

Buyer represents and warrants to Seller as follows:

Section 5.01 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of New Jersey.

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Section 5.02 Authority of Buyer. Buyer has requisite corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE VI

Covenants

Section 6.01 Operation of the Business.

(a) Except as (i) required by applicable Law or any Governmental Authority, (ii) expressly permitted hereby, or (iii) Buyer may consent to in writing, during the period from the date hereof until the Closing Date, Seller and Stockholders shall use commercially reasonable efforts to, (x) conduct the Business in the ordinary course consistent with past practice, (y) preserve the business operations and organization of the Business, and (z) preserve the present relationships with employees, Material Customers and Material Suppliers of the Business.

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(b) Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as (i) expressly permitted hereby, or (ii) Buyer may consent to in writing, none of Seller, any Stockholder or any of their Affiliates shall, directly or indirectly:

(i) make any cash distribution, other than to Anders Gratte as described in Section 2.02(a) hereof;

(ii) make any deviation from an interim budget plan approved by Buyer;

(iii) make any material change in any method of accounting or tax or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(iv) cause any damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(v) incur any indebtedness in an aggregate amount exceeding £10,000;

(vi) sell or otherwise dispose of any of the Purchased Assets, except for the sale of Inventory in the ordinary course of business which Seller has replenished in the ordinary course of business;

(vii) cancel any debts or claims or amend, terminate or waive any rights constituting Purchased Assets;

(viii) incur any capital expenditures;

(ix) impose any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances

(x) adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xi) purchase or acquire any property or asset that constitutes a Purchased Asset for an amount in excess of £10,000, except for purchases of Inventory or supplies in the ordinary course of business;

(xii) modify, amend or terminate (other than by expiration of the term thereof) any Material Contract, or, other than in the ordinary course of business, enter into any Material Contract;

(xiii) surrender, revoke or terminate (other than by expiration of the term thereof) of any Permit;

(xiv) make any material change to the policies or procedures related to the Business (including cash management practices or policies, including any acceleration of the collection of material accounts receivable or any delay in the payment of material accounts payable or other material accrued expenses or payables), make any material reduction of the services, or make any changes in billing rates;

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(xv) fail to exercise any rights of renewal with respect to any Leased Real Property that by its terms would otherwise expire;

(xvi) modify, cancel or fail to renew any Insurance Policy;

(xvii) grant or acquire, dispose of or permit to lapse, any rights to any material Business Intellectual Property, or disclose or agree to disclose to any Person, other than Representatives of Buyer, any material Trade Secret;

(xviii) settle, or offer, agree or propose to settle, or consent to judgment in, (i) any Action in excess of £10,000 individually or in the aggregate as long as such settlement or compromise does not impose any material equitable relief on, or admit any wrongdoing with respect to, Buyer or its Affiliates, or (ii) any Action relating to the transactions contemplated hereby;

(xix) make any material changes with respect to any promotions, pricing discounts or other sales or marketing incentives; or

(xx) agree to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 6.02 Access. Subject to applicable Law, upon reasonable advance notice from Buyer to Seller, Seller shall afford Buyer’s Representatives reasonable access to the properties, books and records, Purchased Assets and Contracts of the Business during normal business hours throughout the period prior to the Closing Date for the purpose of facilitating the consummation of the transactions contemplated hereby.

Section 6.03 Confidentiality. From and after the Closing, Seller and each Stockholder shall, and shall cause their respective Affiliates to, hold, and shall use their respective reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, and not disclose or use at any time terms and existence of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby, and the negotiations related thereto; provided that each such Person may disclose such information: (i) to its Affiliates and Representatives, so long as such Persons are informed of the confidential nature of such information and are directed to treat such information confidentially in accordance with this Agreement; and (ii) to the extent required by judicial or administrative process or by other requirements of Law; provided, that, if so required, such Person shall promptly notify Buyer and shall disclose only that portion of such information which such Person is advised by its counsel is legally required to be disclosed (provided that the applicable party shall, and shall cause such disclosing Person to, use commercially reasonable efforts to obtain an appropriate protective order or other remedy that confidential treatment will be accorded such information).

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Section 6.04 Exclusive Dealing. Following the date hereof and until the Closing (or earlier termination of this Agreement in accordance with the terms hereof), neither Seller nor any Stockholder shall, and shall not permit, cause or encourage any of their Affiliates or Representatives to, directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any capital stock or other equity interest in Seller or any merger, recapitalization, share exchange, sale of Purchased Assets (other than sale of Inventory in the ordinary course of business) or any similar transaction or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. Seller shall notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).

Section 6.05 Non-Competition; Non-Solicitation.

(a) For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), neither Seller nor any Stockholder shall, and shall not permit any of their respective Affiliates to, directly or indirectly:

(i) Engage, participate or invest, in any capacity (whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, for its own account, or solely or jointly with others), anywhere where Buyer or its Affiliates conduct business as of the Closing Date, in any business that competes with the Business or the business of the Buyer and its Affiliates as of the Closing Date (the “Restricted Business”); provided that nothing herein shall prohibit the purchase or ownership of up to 1% of the outstanding stock of a publicly-traded company that competes with the Restricted Business;

(ii) hire, solicit, employ or otherwise participate in or facilitate the hire, or receive or accept the performance of services by, any Person employed during the Restricted Period by Buyer or any of its Affiliates;

(iii) call upon, solicit, induce or attempt to induce, divert, take away, accept or conduct any business from or with any Persons having a business relationship or prospective business relationship with Buyer or its Affiliates;

(b) Seller and each Stockholder acknowledge that a breach or threatened breach of this Section 6.05 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

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(c) Seller and each Stockholder acknowledge that the restrictions contained in this Section 6.05 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.05 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.05 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.06 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary, and take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be required, for execution and delivery of this Agreement and the performance of such party’s obligations pursuant to this Agreement and the Ancillary Documents.

(b) Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(c) Seller shall use reasonable best efforts to give all notices to, and obtain, at its cost and expense, all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules (the “Required Consents”).

Section 6.07 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

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(ii) upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.07 where such access would violate any Law.

Section 6.08 Public Announcements. No Seller or Stockholder shall make, issue, give or otherwise disseminate any press release, notice, disclosure or other public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Buyer.

Section 6.09 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.10 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five Business Days after its receipt thereof.

Section 6.11 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.12 Tax Clearance Certificates. If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

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Section 6.13 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

Section 6.14 Release. Effective upon the Closing, each of Seller and Stockholders, in each case on behalf of such Person’s Affiliates, and their respective equityholders, assigns, heirs, beneficiaries and Representatives (the “Releasing Parties”), hereby irrevocably and fully waives, releases, acquits and discharges forever Buyer and each of its Affiliates, partners, members, holders of any equity or securities thereof, managers, principals, trustees, predecessors, successors, assigns, beneficiaries, heirs, executors and Representatives (collectively, the “Released Parties”), from any and all debts, Actions, Liabilities, Losses and causes of action, of every kind and nature whatsoever, past, present or future, at law or in equity, whether known or unknown, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past until and including the Closing Date against the Released Parties, or any of them, including any claims which relate to or arise out of such Releasing Party’s prior relationship with Seller or the Business or such Releasing Party’s rights or status as a member, manager, officer or director of Seller and/or the Business; provided, that this Section 6.14 shall not operate to release any claims arising from this Agreement and the Ancillary Documents.

Section 6.15 Risk of Loss. The risk of any loss or damage to the Purchased Assets resulting from fire, theft or any other casualty (except reasonable wear and tear) will be borne by Seller at all times prior to the Closing. In the event of any such loss or damage to any material Purchased Asset prior to Closing, Seller shall, at Buyer’s option and in its reasonable discretion only after good faith consultation with Seller and taking into account the amount and the expected timing until the Closing, (i) repair or replace such Purchased Asset prior to Closing or (ii) pay to Buyer at Closing any and all proceeds of insurance from third party insurers theretofore received (or the rights thereto will be assigned by Seller to Buyer at Closing, if not yet paid over to Seller) covering the Purchased Asset involved, together with an amount equal to the applicable deductible (if any) under any such third party insurance policies (or otherwise adjust the Purchase Price in favor of Buyer in the amount of such applicable deductible) and the Purchase Price paid at Closing shall be subject to adjustment in favor of Buyer in an amount equal to the cost to repair or replace the lost or damaged assets reasonably estimated by the parties, that is not covered by such insurance proceeds and deductible amount, as applicable.

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ARTICLE VII

Indemnification

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is three years from the Closing Date; provided, that the Seller Fundamental Representations and Buyer Fundamental Representations, and representations and warranties contained in Section 4.17 (Taxes) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability; or

(d) any Third Party Claim (whether before or after the Closing Date) based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates conducted, existing or arising on or prior to the Closing Date.

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Section 7.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability.

Section 7.04 Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a) The aggregate liability of Seller and Stockholders for Losses in respect of the indemnification claims under Section 7.02(b) shall not exceed the Purchase Price.

(b) The aggregate liability of Buyer for Losses in respect of the indemnification claims under Section 7.03(b) shall not exceed the Purchase Price.

(c) For purposes of this ARTICLE VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 7.05 Indemnification Procedures. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.

(b) The Indemnified Party shall have the right to reasonably (i) conduct and control any proceedings or negotiations in respect of any such Third Party Claim, (ii) settle or defend any such Third Party Claim and (iii) employ counsel to contest any such Third Party Claim or liability. The Indemnifying Party shall have the opportunity to participate the defense of such Third Party Claim with its own counsel at its own expense.

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(c) The Indemnified Party will not consent to a settlement of, or the entry of any judgment arising from, any Action for which the Indemnified Party is seeking indemnification from Indemnifying Party, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed). Seller shall make available to Buyer all relevant books and records relating to all Action(s) and shall cooperate in the defense of the Action(s).

(d) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.07 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives).

Section 7.08 Exclusive Remedies. Subject to Section 6.05 and Section 9.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. Nothing in this Section 7.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

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ARTICLE VIII

TERMINATIon

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Seller and Buyer;

(b) by either Seller or Buyer if the Closing shall not have been consummated on or before May 7, 2020 (as may be extended, the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to, in the case of Buyer, if Buyer’s, and in the case of Seller, either Seller’s or any Stockholder’s, breach of any provision of this Agreement has caused or resulted in the failure of the Closing to be consummated by such time;

(c) by either Seller or Buyer, if there shall be any Governmental Order (which shall be final and nonappealable) that (i) makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or (ii) permanently enjoins any of the parties from consummating the transactions contemplated hereby, provided that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to, in the case of Buyer, if Buyer’s, and in the case of Seller, either Seller’s or any Stockholder’s, breach of any provision of this Agreement has caused or resulted in such applicable Law being enacted or becoming applicable to the transactions contemplated hereby;

(d) by Buyer, if there has been a breach by Seller or any Stockholder of any of their representations or warranties, or of any of their covenants or other agreements contained in this Agreement which, in either case, would prevent the satisfaction, or result in the failure, of any condition to the obligations of Buyer to consummate the Closing set forth in Section 3.03 and such breach has not been waived by Buyer or, in the case of a breach that is curable, has not been cured prior to the earlier to occur of: (i) thirty (30) days after receipt by Seller of written notice of such breach from Buyer and (ii) the End Date; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 8.01(d) at any time during which Buyer is in material breach of this Agreement; or

(e) by Seller, if there has been a breach by Buyer of any of its representations or warranties, or of any of its covenants or other agreements contained in this Agreement which, in either case, would prevent the satisfaction, or result in the failure, of any condition to the obligations of Seller and Stockholders to consummate the Closing set forth in Section 3.03 and such breach has not been waived by Seller or, with respect to a breach that is curable, has not been cured prior to the earlier to occur of: (i) thirty (30) days after receipt by Buyer of written notice of such breach from Seller or (ii) the End Date; provided, however, that Seller may not terminate this Agreement pursuant to this Section 8.01(e) at any time during which Seller or any Stockholder is in material breach of this Agreement.

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Section 8.02 Effect of Termination. If this Agreement is terminated in accordance with Section 8.01, this Agreement shall forthwith become void and have no further force and effect and such termination shall be without liability of any party hereto (or any Affiliate or Representative of any Party) to the other Parties; provided that the provisions of Section 6.03, Section 6.08, ARTICLE IX and this ARTICLE VIII (and any related definitional provisions set forth herein) shall survive any such termination; and provided, further that the termination of this Agreement shall not relieve any Party from any liability for any material breach of this Agreement prior to such termination.

ARTICLE IX

Miscellaneous

Section 9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	CloseComms Limited
[___]
	E-mail:	[___]
	Attention:	Chris Smith, Operating Officer

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with a copy to:	KLITENIC LAW GROUP
11019 McCormick Road, Suite 400
Hunt Valley, Maryland 21031
Facsimile: (410) 832-8833
	E-mail:	mklitenic@mk2law.com
	Attention:	Marc A. Klitenic, Esquire

If to Buyer:	mPhase Technologies, Inc.
9841 Washingtonian Blvd, Suite 390
Gaithersburg MD 20878, USA
	E-mail:	ab@mphasetech.com
	Attention:	Anshu Bhatnagar

with a copy to:	Seyfarth Shaw LLP
975 F St. NW
Washington, DC, 20004
Facsimile: (202) 777-0786
	E-mail:	jshire@seyfarth.com
	Attention:	John Shire

Section 9.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Any references in this Agreement to “delivered, “ “made available” or similar shall mean (i) delivered (whether in hard copy or electronically) to Buyer or its Representatives or (ii) posted at least three (3) Business Day prior to the date of this Agreement (and not subsequently removed or modified) in the data room.

Section 9.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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Section 9.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.05(c), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct Affiliates. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08 No Third-party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(C).

Section 9.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the material terms hereof, in addition to any other remedy to which they are entitled at law or in equity. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by applicable Law, any and all defenses to any action for specific performance hereunder, including any defense based on the claim that a remedy at law would be adequate.

Section 9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER

CloseComms Limited

By:	/s/ Christopher Smith
Name:	Christopher Smith
Title:	Operating Officer

BUYER mPhase

Technologies, Inc.

By:	/s/ Anshu Bhatnagar
Name:	Anshu Bhatnagar
Title:	Chief Executive Officer